Exhibit 99.1

LONGVIEW FIBRE POSTPONES PLANNED OFFERINGS OF

COMMON STOCK AND SENIOR NOTES AND TERMINATES TENDER OFFER AND CONSENT SOLICITATION FOR ITS OUTSTANDING 10% SENIOR SUBORDINATED NOTES DUE 2009

LONGVIEW, Wash., March 8, 2006 – Longview Fibre Company (NYSE: LFB) today announced that it has postponed its proposed offerings, which would consist of 10,000,000 shares of the company’s common stock and $150.0 million of senior unsecured notes maturing in 2016, and that the related tender offer and consent solicitation for its outstanding 10% senior subordinated notes due 2009 has been terminated. These offerings and the related tender offer and consent solicitation are part of the company’s refinancing in connection with its conversion to a real estate investment trust (REIT).

In December 2005, the company received an unsolicited proposal from Obsidian Finance Group, LLC and The Campbell Group, LLC. The proposal is conditional, subject to a due diligence investigation and obtaining financing, as well as other conditions. Following receipt of the proposal, the company’s financial advisors, through discussions with Obsidian, The Campbell Group and their financial advisor, sought to obtain information regarding the viability of the transaction structure and the source of Obsidian’s equity capital, which was not provided. With the assistance of the company’s financial and legal advisors, the Board of Directors carefully considered the proposal and determined that it was in the best interests of the company and its shareholders to proceed with the REIT conversion process, and not to pursue further discussions with Obsidian and The Campbell Group.

The company will continue to monitor the situation so that it can proceed with the offerings and the related tender offer and consent solicitation if and when, in its judgment, it is appropriate to do so. The Board remains committed to the best interests of the company’s shareholders.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Longview Fibre Contacts:

L. J. McLaughlin

Senior Vice President-Finance

Phone: (360) 425-1550

Joele Frank/Sharon Goldstein

Joele Frank, Wilkinson Brimmer Katcher

Phone: (212) 355-4449